Exhibit 99.1

For Immediate Release

February 25, 2022

SUNSHINE BIOPHARMA EXPANDS ANTI-CORONAVIRUS DRUG DEVELOPMENT PROGRAM BY SIGNING A COLLABORATION AGREEMENT WITH THE UNIVERSITY OF ARIZONA

Montreal, Canada – (GLOBE NEWSWIRE) – Sunshine Biopharma Inc. (NASDAQ: “SBFM” and SBFMW) (the “Company” or “Sunshine Biopharma”), a pharmaceutical company focused on the research, development and commercialization of oncology and antiviral drugs today announced that it has entered into an agreement with the University of Arizona for the purposes of advancing the development of novel PLpro inhibitors discovered by University of Arizona and University of Illinois Chicago researchers. The development of the Company’s lead PLpro inhibitor, SBFM-PL4, is currently continuing at the University of Georgia. At the University of Arizona, the research effort will focus on determining the in vivo safety, pharmacokinetics, and dose selection properties of 3 university owned PLpro inhibitors followed by efficacy testing in MA10 mice infected with SARS-CoV-2. Molecules showing efficacy in infected mice will be advanced to human trials.

“We are delighted to be working with the University of Arizona Coronavirus research team led by Dr. Gregory Thatcher as well as the commercialization team at Tech Launch Arizona,” said Dr. Steve Slilaty, CEO of Sunshine Biopharma. “It is of paramount importance to find a wide array of inhibitors for PLpro, as this virus encoded protease is responsible for suppression of the human immune system thereby enabling the virus to cause severe illness,” he added.

About the University of Arizona

The University of Arizona, a land-grant university with two independently accredited medical schools, is one of the nation's top 50 public universities, according to U.S. News & World Report. Established in 1885, the university is widely recognized as a student-centric university and has been designated as a Hispanic Serving Institution by the U.S. Department of Education. The university ranked in the top 20 in 2019 in research expenditures among all public universities, according to the National Science Foundation, and is a leading Research 1 institution with $734 million in annual research expenditures. The university advances the frontiers of interdisciplinary scholarship and entrepreneurial partnerships as a member of the Association of American Universities, the 66 leading public and private research universities in the U.S. It benefits the state with an estimated economic impact of $4.1 billion annually.

About Tech Launch Arizona

Tech Launch Arizona is the office of the University of Arizona that creates social and economic impact through commercializing inventions stemming from university research. The office builds connections between talented UA faculty, researchers and staff and experienced entrepreneurs and investors, to create an ecosystem that refines ideas that start in research and innovation and grows them into products and businesses that benefit society. TLA supports entrepreneurship through a variety of initiatives, including training startup teams in customer discovery, providing funding to advance early-stage inventions toward market readiness, and hosting challenges to help students and faculty move innovative ideas from concept to societal impact. In FY2021, TLA took in 274 invention disclosures, had 100 U.S. patents issued, and executed 124 licenses and options for UArizona technologies. The university has launched more than 100 startups since the office was founded in 2012.

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About Sunshine Biopharma

In addition, to working on the development of a treatment for COVID-19, Sunshine Biopharma is engaged in the development Adva-27a, a unique anticancer compound. Tests conducted to date have demonstrated the effectiveness of Adva-27a at destroying Multidrug Resistant Cancer Cells, including Pancreatic Cancer cells, Small-Cell Lung Cancer cells, Breast Cancer cells, and Uterine Sarcoma cells. Clinical trials for Pancreatic Cancer indication are planned to be conducted at McGill University’s Jewish General Hospital in Montreal, Canada. Sunshine Biopharma is owner of all patents and intellectual property pertaining to Adva-27a.

Safe Harbor Forward-Looking Statements

This press release may contain forward looking statements which are based on current expectations, forecasts, and assumptions of Sunshine Biopharma, Inc. (the “Company”) that involve risks as well as uncertainties that could cause actual outcomes and results to differ materially from those anticipated or expected. These statements appear in a number of places in this release and include all statements that are not statements of historical fact regarding the intent, belief or current expectations of the Company, including statements related to the Company’s drug development activities, financial performance, and future growth. These risks and uncertainties are further described in filings and reports by the Company with the U.S. Securities and Exchange Commission (SEC). Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors detailed from time to time in the Company’s filings with the SEC. Reference is hereby made to cautionary statements and risk factors set forth in the Company's most recent SEC filings.

For Additional Information:

Camille Sebaaly, CFO

Direct Line: 514-814-0464

camille.sebaaly@sunshinebiopharma.com

www.sunshinebiopharma.com

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